SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Security Agreement”) is made as of June __, 2008 by ProElite, Inc., a New Jersey corporation (the “Company”), each of the subsidiaries of the Company listed on the signature pages hereto (the “Subsidiary Grantors” and, together with the Company, collectively, the “Grantors”), and Showtime Networks, Inc., a ______ corporation (“Secured Party”), with reference to the following facts:

A. In connection with the issuance by the Company to the Secured Party of a Senior Secured Note dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Note") in the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) pursuant to the terms of that certain Senior Secured Note Purchase Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), each of the Grantors wishes to grant to Secured Party a security interest in certain Collateral as more particularly described herein.

B. Each of the Grantors also desires to provide collateral to secure payment of the amount owed to the Secured Party pursuant to that certain promissory note dated December 17, 2007 executed by the Company in the principal amount of $1,822,086, the maturity date of which has been extended to March 31, 2009 (as amended, supplemented or otherwise modified from time to time, the "Existing Note") as more particularly described herein.

C.  Each of the Subsidiary Grantors will derive substantial direct and indirect benefits from the transactions contemplated by the Note and the Existing Note and, accordingly, desire to secure the Company’s obligations thereunder pursuant to this Security Agreement.

NOW, THEREFORE, in consideration of these promises and the mutual covenants contained herein, the parties agree as follows:

1. Security Interest; Priority; and Perfection.

1.1 Security Interest. Each of the Grantors hereby assigns, conveys, mortgages, pledges, hypothecates, transfers, grants and sets over to Secured Party a security interest in and to the Collateral (as defined in Section 2 hereof) to secure the due, punctual and unconditional performance by the Company of its payment obligations under the Note and the Existing Note (the “Obligations”).

1.2 Financing Statement. Each of the Grantors agrees to participate in the preparation of and to execute one or more financing statements as required and to take any other acts as the Secured Party may reasonably request, in order to evidence or to perfect the security interest granted herein.

1.3 Security Interest Absolute. All rights of the Secured Party and the security interests granted to the Secured Party hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of:

(a) any lack of validity, legality or enforceability of the Note, the Existing Note, the Purchase Agreement, any other Related Agreement (as defined in the Purchase Agreement) or any other agreement or instrument relating to any thereof;

(b)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any compromise, renewal, extension, acceleration or release with respect thereto, or any other amendment or waiver of or any consent to departure from the Note, the Existing Note, the Purchase Agreement or any other Related Agreement, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Company or otherwise;

(c)  any taking, addition, exchange, release, surrender, impairment or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(d)  the failure of the Secured Party

(i)  to assert any claim or demand or to enforce any right or remedy against the Company, any other Grantor or any other person or entity (including, without limitation, any other guarantor) under the provisions of the Note, the Existing Note, the Purchase Agreement, any other Related Agreement or otherwise, or

(ii)  to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Note, the Existing Note, the Purchase Agreement or any other Related Agreement;

(f)  any defense, claim, set-off, counterclaim or other right which may at any time be available to or be asserted by the Company or any other Grantor against the Secured Party or any other person or entity, whether in connection with this Security Agreement, the transactions contemplated in the Note, the Existing Note, the Purchase Agreement or any other Related Agreement, or any unrelated transaction;

(g) any reduction, limitation, impairment or termination of the Obligations for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, the Obligations or otherwise;

(h) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Company or any of its subsidiaries;

(i) any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries; or

(j) any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor.

1.4 Waiver of Subrogation. Each Grantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company or any other Grantor that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement, the Note, the Existing Note, the Purchase Agreement or any other Related Agreement, including, without limitation, any right of subrogation, reimbursement, assignment, exoneration, implied contract or indemnification, any right to participate in any claim or remedy of the Secured Party against the Company or any other Grantor or any collateral that the Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or any other Grantor, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights, until such time as the Obligations shall have been indefeasibly paid in full in cash and this Security Agreement has terminated. If any amount shall be paid to any Grantor in violation of the preceding sentence, such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Secured Parties, shall be segregated from other funds of such Grantor, and shall forthwith be paid to the Secured Party to be credited and applied against the Obligations, whether matured or unmatured, in such order as the Secured Party may determine. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Note and the Existing Note and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

2. Collateral. “Collateral” means all of each Grantor’s right, title and interest in, to and under, whether now owned or hereafter acquired by such Grantor, all present and after acquired personal property of such Grantor, whether tangible or intangible, wherever located and of whatever nature, including, without limitation, all present and future personal property of each Grantor conforming to the description of any of the following categories:

2.1. Accounts. All “accounts”, as such term is defined in section 9-102 of the Uniform Commercial Code as in effect from time to time in the State of California (the “UCC”), and in any event, shall include all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Intangibles) now owned or hereafter received or acquired by or belonging or owing to such Grantor, arising out of goods sold or services rendered by such Grantor, and all of such Grantor’s rights to any goods represented by any of the foregoing, and all moneys due or to become due to such Grantor under all contracts for the sale of goods or the performance of services or both by such Grantor (whether or not yet earned by performance on the part of such Grantor or in connection with any other transaction), and any and all refunds, equities, benefits and book equities, now in existence or hereafter occurring (the foregoing referred to herein, collectively, as “Accounts”);

2.2. Contracts. All contracts, undertakings, or other agreements (other than rights evidenced by Intangibles) in or under which such Grantor may now or hereafter have any right, title or interest, including, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof (the foregoing referred to herein, collectively, as “Contracts”);

2.3. Deposit Accounts. All “deposit accounts”, as such term is defined in section 9-102 of the UCC;

2.4. Intangibles. All “general intangibles”, as such term is defined in section 9-102 of the UCC, and in any event shall include any chattel paper, documents, instruments, Contract, any payment intangible, any general or limited partnership interests, interests in joint ventures, trademarks, rights in intellectual property, permits, copyrights, technical information, procedures, designs, knowledge, software, skill, expertise, experience, models and materials now owned or hereafter acquired by such Grantor and all other assets which reflect the goodwill of the business of such Grantor, including but not limited to such Grantor’s customer lists, trade secrets, business and other records, advertising materials, operating manuals, methods, processes, know-how, sales literature, drawings, specifications, descriptions, inventions (whether patented or patentable or not), name plates, catalogues, dealer contracts, supplier contracts, distribution agreements, proprietary information, consulting agreements, data bases and all of the goodwill of the business of such Grantor associated with the use of, and symbolized by, any of the foregoing and all rights corresponding thereto, and including, without limitation, any and all rights, claims, choses in action and any other intangible personal property of such Grantor against, in respect of or relating to any and all choses and things in action, goodwill, customer lists, mailing lists and tax refunds (the foregoing referred to herein, collectively, as “Intangibles”);

2.5. Inventory. All “inventory”, as such term is defined in section 9-102 of the UCC, and in any event shall include all merchandise, goods and other personal property now owned or hereafter acquired by such Grantor which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Grantor’s business, or the processing, packaging, delivery or shipping of the same, and all finished goods;

2.6.Fixtures and Equipment. All fixtures and equipment in all of their forms used by such Grantor in the conduct of its business, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing;

2.7. Cash and Cash Equivalents. All cash, cash equivalents, bank accounts, certificates of deposit and like evidences of the right to receive money;

2.8. Technology. All patents, trademarks, trade names, service marks, copyrights, trade secrets, know-how, designs, computer programs, source and object codes, ideas, concepts, documentation, technology, drawings, flow charts and other proprietary rights of any kind or nature whatsoever, and all applications and registrations related to any of the above (the foregoing referred to herein, collectively, as “Technology”);

2.9. Letter of Credit Rights. All “letter of credit rights”, as such term is defined in section 9-102 of the UCC;

2.10. Tort Claims. All tort claims, including all commercial tort claims, as such term is defined in section 9-102 of the UCC;

2.11. Others. All other goods and personal property of such Grantor, whether tangible or intangible, whether now owned or hereafter acquired by such Grantor and wherever located;

2.12. Books. All books, accounting information and records, including computer programs and software, pertaining to any property conforming to the descriptions in any of Sections 2.1 through 2.13, inclusive, or to such Grantor’s business involving that property (collectively, the “Records”), and the equipment containing the Records; and

2.13. Proceeds. To the extent not otherwise included, all proceeds and products of any property conforming to the descriptions in any of Sections 2.1 through 2.12, inclusive, and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing, whether received upon the sale, lease, transfer, damage or destruction of such property or otherwise (the foregoing referred to herein, collectively, as “Proceeds”).

3. Each Grantor hereby represents and warrants that:

3.1. Except for (i) the security interest granted to the Secured Party pursuant to this Security Agreement; and (ii) a security interest granted in the stock of King of the Cage, Inc. to Terry Trebilcock and Juliemae Trebilcock, such Grantor is the sole record and beneficial owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto, free and clear of any and all liens. No material amounts payable under or in connection with any of its Accounts, Intangibles or Contracts are evidenced by Instruments (as such term is defined in section 9-102 of the UCC) which have not been made available to the Secured Party;

3.2. No effective security agreement, collateral assignment, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except such as may have been filed by such Grantor in favor of the Secured Party pursuant to this Security Agreement;

3.3. This Security Agreement is effective to create a valid and continuing and, after appropriate UCC financing statements have been filed in the office of the Secretary of State of the jurisdiction of organization of such Grantor, first priority perfected Lien on and security interest in the Collateral in favor of the Secured Party, prior to all other liens, other than the lien in favor of Terry and Juliemae Trebilcock referenced in Section 3.1 above;

3.4. The Secured Party has received from such Grantor financing statements on Form UCC-1 which are in a satisfactory form to permit filing in such jurisdictions as may be necessary or desirable to perfect the Secured Party’s security interest in the Collateral, to the extent the Secured Party’s security interest may be perfected by filing under the Uniform Commercial Code of any jurisdiction;

3.5. Such Grantor is the type of entity indicated next to its name on the signature pages hereto, duly organized, validly existing and in good standing under the laws of the jurisdiction indicated next to its name on the signature pages hereto, has the corporate or other power and authority to own its properties and to carry on its business as now being conducted, is qualified to engage in business and is in good standing in each jurisdiction in which the character of its properties, the transaction of its business or the collection of any of its Accounts make such qualification necessary and has the corporate or other power and authority to execute, deliver and perform this Security Agreement;

3.6. Such Grantor’s execution, delivery and performance of this Security Agreement and its granting of the security interest in the Collateral (i) have been duly authorized by all requisite corporate or other action; (ii) will not: (A) violate any provision of law, any order of any court, tribunal or agency of government or its certificate of incorporation, bylaws or other charter documents; (B) violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, license, sublicense, agreement or other instrument to which it is a party or by which it or any of its properties are bound; (C) violate any governmental or agency rule or regulation (including, but not limited to, Regulations U and X of the Board of Governors of the Federal Reserve System); or (D) result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the Collateral, except for the security interest created by this Security Agreement; and (iii) do not require any filing or registration with, any permit, license, consent or approval of, or any exemption by, any governmental or regulatory authority, except filings of UCC financing statements;

3.7. This Security Agreement has been duly executed and delivered by such Grantor and is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforceability of rights of creditors generally and to general equitable principles that may limit the right to obtain equitable remedies. No person or entity from which such Grantor leases any of its premises has filed any UCC financing statement with respect to any contractual lien that would have priority over the Secured Party’s security interest in the Collateral; and

3.8. On the date hereof and at any time during the term of this Security Agreement during which a security interest in favor of the Secured Party in the Collateral exists, such Grantor is and will be the lawful owner of its Collateral and has and will have good right to grant to the Secured Party a security interest therein. All documents and agreements held by such Grantor with respect to the Collateral are and will be true and correct and in all respects what they purport to be; all signatures and endorsements that appear thereon are and will be genuine and such signatories and endorsers do and will have the full capacity to contract; none of the transactions underlying or giving rise to the Collateral nor any operation or use of any of the Collateral will violate any applicable state, federal or foreign law or regulation; and all documents relating to the Collateral will be legally sufficient under such laws and regulations and will be legally enforceable in accordance with their terms. None of the Collateral of such Grantor is or will be affixed to real estate unless such Grantor has furnished to the Secured Party such consents, waivers or disclaimers as are necessary to make the Secured Party’s security interest in such of the Collateral a valid first priority lien against persons or entities holding an interest in such real estate.

4. Rights of the Secured Party; Limitations on the Obligations of the Secured Party. The Secured Party shall not have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the granting to the Secured Party of a security interest in any Contract or the receipt by the Secured Party of any payment relating to any Contract pursuant hereto, nor shall the Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. The Secured Party may at any time during the occurrence of an Event of Default (as defined herein) notify any or all account debtors, parties to the Contracts of any Grantor or in respect of Intangibles of any Grantor that the Accounts and the right, title and interest of such Grantor in and under such Contracts and/or Intangibles, have been assigned to the Secured Party and that payments shall be made directly to the Secured Party. Upon the request of the Secured Party, each Grantor will so notify such account debtors parties to such Contracts and/or Intangibles.

5. Protection of Collateral. During the term of this Security Agreement, each Grantor agrees:

5.1. Maintenance. To maintain and preserve the Collateral in good repair and condition; provided, however, that such Grantor may sell, transfer or otherwise deal with its Collateral in the ordinary course of business to the extent permitted under the terms of the Purchase Agreement.

5.2. Further Documentation. At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of such Grantor, to promptly execute and deliver any and all such further instruments and documents and take such further action as the Secured Party may deem reasonably necessary or desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including (i) using best efforts to secure all consents and approvals necessary or appropriate for the assignment to the Secured Party of any Contract held by such Grantor, (ii) filing any financing, continuation or similar statements under the UCC or any federal or foreign law with respect to the Liens and security interests granted hereby that the Secured Party deems necessary or desirable, and such Grantor authorizes the Secured Party to file any such statement, (iii) transferring Collateral to the Secured Party’s possession, (iv) causing to be done all other recordings, filings and giving of public notice under any applicable law or ordinance that the Secured Party deems necessary or desirable to comply fully with such law or ordinance, including any notices to the United States government under the Federal Assignment of Claims Act, (v) doing whatever the Secured Party may request by way of obtaining, executing and/or delivering control agreements, bailee acknowledgments and other notices of any kind, and amendments and renewals thereto, (vi) paying all costs for searches and filings in connection with any of the foregoing, and (vii) using best efforts to obtain waivers of liens from warehousemen, carriers, landlords and mortgagees. All certificates (including stock certificates and certificates of title or ownership), Instruments (other than checks representing payments received in the ordinary course of business), chattel paper, letters of credit or negotiable documents constituting, representing, evidencing or otherwise relating to any of the Collateral shall promptly be delivered to the Secured Party or its agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance as may be satisfactory to the Secured Party.

5.3. Indemnification. In any suit, proceeding or action brought by the Secured Party relating to Collateral for any sum owing thereunder, or to enforce any provision of any Collateral, to save, indemnify and keep the Secured Party, its affiliates and their respective directors, officers, agents and employees harmless from and against all expense (including all reasonable fees and disbursements of the Secured Party’s legal counsel (including counsel who are the Secured Party’s employees)), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Grantor, and all such obligations of such Grantor shall be and remain enforceable against and only against such Grantor and shall not be enforceable against the Secured Party. In addition, neither the Secured Party nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any person or entity for any action taken or omitted by the Secured Party, its affiliates or any of their respective directors, officers, agents or employees under this Security Agreement, the Purchase Agreement or any other Related Agreement or with respect to any transaction contemplated by this Security Agreement, the Purchase Agreement or any other Related Agreement, except for the Secured Party’s, such affiliate’s or such director’s, officer’s, agent’s or employee’s own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Secured Party shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral, wherever it may be located and regardless of the cause thereof, unless due to the Secured Party’s own gross negligence or willful misconduct. The Secured Party shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom. Such Grantor assumes all responsibility and liability arising from the use of the Collateral and will pay, and indemnify and hold the Secured Party, its affiliates and their respective directors, officers, agents and employees harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including all reasonable fees and disbursements of the Secured Party’s legal counsel (including counsel who are the Secured Party’s employees)) with respect to such Grantor’s right, title and interest in, to and under the Collateral, including claims of trademark infringement.

5.4. Continuous Perfection. Not to change its principal place of business or remove its records therefrom, change the location of any Collateral, change its legal name, use any other name nor change the form of its organization nor the jurisdiction in which it is organized unless, in each case (i) it has taken such action that the Secured Party deems necessary or desirable to cause the security interest of the Secured Party in the Collateral to continue to be perfected and (ii) it has given at least thirty (30) days’ prior written notice thereof to the Secured Party. Such Grantor also will not make any changes in any manner which might make any financing statement, registration, continuation statement or any assignment form filed in connection herewith seriously misleading or no longer correctly filed within the meaning of section 9-506 or 9-507 of the UCC (or any other then applicable provision of the UCC) or any other applicable law unless such Grantor shall have given the Secured Party at least thirty (30) days’ prior written notice thereof and shall have taken all action that the Secured Party deems necessary or desirable to amend such financing statement, continuation statement or assignment form so that it is not seriously misleading.

5.5. Conduct of Business. To conduct and carry on its business in a proper and efficient manner so as to protect and preserve the Collateral and, if so requested by the Secured Party, such Grantor will mark each of its ledger cards, books of account and other records relating to the Collateral with appropriate notations, satisfactory to the Secured Party, disclosing that such Collateral has been assigned and/or transferred to the Secured Party and that such Grantor has granted to the Secured Party a security interest therein.

5.6. Adverse Information. To, promptly upon learning thereof, report to the Secured Party: (i) any material adverse change relating to such Grantor, its business or the Collateral; (ii) the details of any material, adverse claim or litigation affecting such Grantor or the Collateral; (iii) any material loss of or damage to the Collateral; (iv) any reclamation, return or repossession of any material portion of the Collateral, all material delays in performance, notices of default, claims made or disputes asserted by any account debtor or other obligor and any other matters materially adversely affecting the value, enforceability or collectibility of any of the Collateral; (vi) the failure of the Company at any time to maintain at least $550,000 of unrestricted funds with a nationally recognized financial institution and (v) any use by any person or entity of any term or design likely to cause confusion with any trademark of such Grantor and of any use by any person or entity of any other process or product that infringes upon any such trademark.

5.7. Insurance. To purchase and maintain insurance on the Collateral consistent with sound industry practice; provided that, with respect to insurance regarding the Collateral, all such insurance policies shall, at the written request of the Secured Party, contain loss payable and additional insured clauses satisfactory to the Secured Party naming the Secured Party as a loss payee and additional insured. Such Grantor will deliver, or cause to be delivered, to the Secured Party from time to time promptly upon request of the Secured Party, copies of all policies and certificates of insurance relating to the Collateral;

5.8. Books and Records. To keep full and accurate Records marked in such manner as may be reasonably required by Secured Party to reflect the security interest granted by this Agreement;

5.9. Inspection. To permit representatives of Secured Party to inspect and make abstracts from the Records and to inspect the Collateral upon reasonable notice during normal business hours;

5.10. Taxes. To pay in a timely manner federal, state and local taxes owed by it, whose nonpayment could result in the imposition of a lien on any of the Collateral, unless such taxes are being contested by such Grantor in good faith; and

5.11. No Other Liens. To keep the Collateral free of all liens and security interests, other than Permitted Encumbrances (as defined in the Purchase Agreement).

6. Event of Default.

6.1. Event of Default; Remedies. Upon the occurrence and continuation of an Event of Default under, and as defined in, the Note or the Existing Note (an “Event of Default”), Secured Party shall have the right to exercise any or all available legal and equitable rights and remedies either directly or through an agent or agents. Without limiting the generality of the foregoing, upon the occurrence and continuation of any Event of Default, the Secured Party, upon at least three (3) business days notice, may (but need not), without any further demand of performance, which is hereby expressly waived: (a) exercise any and all rights as beneficial and legal owner of the Collateral; (b) sell or assign or cause to be sold or assigned the Collateral, in whole or in part, in any commercially reasonable manner, for cash or upon credit as Secured Party may deem appropriate, at public or private sale; (c) grant a license or franchise or cause to be granted a license or franchise to use the Collateral in whole or in part; (d) sue, demand, collect or receive in its own name or otherwise any money or property payable or receivable on account of, or in exchange for, any of the Collateral; or (e) exercise all voting, consensual or other powers of ownership pertaining to the Collateral as if Secured Party were the sole and absolute owner thereof.

6.2. Bankruptcy Event. Notwithstanding any provision of this Agreement, upon the occurrence of any Bankruptcy Event, the Obligations shall immediately and automatically become due and payable in full, without any demand, notice, request or other action being taken by the Secured Party. For the purposes of this Agreement, a “Bankruptcy Event” shall be deemed to occur if (i) an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it under any applicable U.S. Federal or State or non-U.S. bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed, or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, in any such event, for a period of 60 days; or (ii) the Company shall commence a voluntary case or proceeding under any applicable U.S. Federal or State or non-U.S. bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or shall consent to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable U.S. Federal or State or non-U.S. bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or if it shall file a petition or answer or consent seeking reorganization or relief under any applicable U.S. Federal or State or non-U.S. bankruptcy, insolvency, reorganization or other similar law, or consent to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any substantial part of its property, or shall make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or shall take corporate, partnership or comparable action in furtherance of the foregoing.

6.3. Notice of Sale; Restrictions. Notice of any sale or other disposition of the Collateral of any Grantor shall be given to such Grantor at least ten (10) calendar days prior to time of any intended public or private sale or other disposition of such Collateral is to be made, which each Grantor hereby agrees shall be reasonable notice of such sale or other disposition. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right of any Grantor or equity of redemption, which equity of redemption each Grantor hereby waives and releases. In connection with any such sale, Secured Party shall have the right to impose such limitations and restrictions on the sale or assignment of the Collateral as Secured Party may believe to be necessary or appropriate to protect Secured Party’s interests in and to the Collateral or to comply with any law, rule or regulation (federal, state or local) having applicability to the sale or with any requirements for any necessary governmental approvals.

6.4. Remedies Cumulative and Not Exclusive. The rights, remedies and benefits of Secured Party herein expressly specified shall be cumulative and not exclusive of any other rights, remedies or benefits which Secured Party may have under this Security Agreement, the Purchase Agreement, the other Related Agreements or at law, in equity, by statute or otherwise. The exercise of one right or remedy shall not affect Secured Party’s other rights, remedies or benefits.

6.5. Limitation of Liability. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the accounting for moneys actually received by it hereunder, in the absence of gross negligence or willful misconduct under no circumstance shall the Secured Party be liable to any Grantor or any other person or entity for any matter or action in connection with this Security Agreement, and shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Without limitation of the foregoing, the Secured Party shall not have any responsibility or liability for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Accounts or Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Accounts or Collateral, or (iii) the collection of any Proceeds of any Collateral or any invalidity, lack of value, improper payment or uncollectability of any Proceeds.

6.6. Expenses of Secured Party. The Grantors jointly and severally agree to pay to Secured Party all of Secured Party’s reasonable out-of-pocket expenses, including reasonable expenses for legal services, incident to the enforcement of any of the provisions of this Agreement, or for the care or insurance of the Collateral or for defending rights and claims of Secured Party, whether litigation is commenced or not.

6.7. Application of Proceeds; Full Recourse. If Secured Party realizes any proceeds as a result of the exercise of its rights with respect to the occurrence of an Event of Default, the proceeds shall be applied by Secured Party in the following order:

(a) To the payment of costs and expenses of Secured Party under Section 6.6.

(b) To the payment of the Obligations in such order as may be selected by Secured Party.

(c) To the applicable Grantor(s) or its successors or assigns, unless otherwise directed by court order.

The Company acknowledges that Secured Party need not proceed against any or all of the Collateral before proceeding against the Company for its other assets and acknowledges that as long as the proceeds actually received from the Collateral or otherwise are insufficient to cover the Obligations, the Company remains fully liable on the Obligations.

7. Attorney-In-Fact. Each Grantor hereby irrevocably appoints Secured Party and any officer or agent of Secured Party, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time in the Secured Party’s discretion, for the purpose of carrying out the terms of the Security Agreement, to take all actions and execute and acknowledge all documents with respect to the Collateral that Secured Party may deem necessary or advisable to secure any of Secured Party’s rights as provided herein upon the occurrence of an Event of Default. This appointment as attorney-in-fact is irrevocable as it is coupled with an interest. Without limiting the generality of this power, at any time when Secured Party is entitled to make collection in respect of the Collateral, Secured Party shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing any dividend payment or other distribution or receipt in respect of the Collateral and to give full discharge for the same. Each Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done in accordance with this Section 7. The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers.

8. Termination of this Agreement. This Agreement shall terminate upon the complete and unconditional performance of the Obligations. Upon such termination, Secured Party shall execute and deliver to each Grantor, at the sole cost and expense of such Grantor, any instruments reasonably requested by such Grantor to terminate the security interest hereby created.

9. Cooperation. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

10. General Provisions.

10.1. Complete Agreement; Modifications. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by each party hereto.

10.2. Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

10.3. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a)  upon personal delivery to the party to be notified;

(b)  when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c)  three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d)  one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to any Grantor, to:	c/o ProElite, Inc. 12121 Wilshire Boulevard, Suite1001 Los Angeles, CA 90025 Attention: Charles F. Champion Facsimile: (310) 526-8740

With a copy to:	Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP 10250 Constellation Blvd., 19th Floor Los Angeles, CA 90067 Attention: Jeffrey C. Soza Facsimile: (310) 556-2920

If to Secured Party:	Showtime Networks, Inc. 1633 Broadway New York, NY 10019 Attention: General Counsel Facsimile: (212) 708-1391

With a copy to:	CBS Corporation 51 W. 52nd St. New York, NY 10019 Attention: General Counsel Facsimile: (212) 975-4215

or at such other address as any Grantor or Secured Party may designate by written notice to the other parties hereto given in accordance herewith.

10.4. No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

10.5. Assignment. This Agreement may be assigned in the same manner and under the same conditions as the Note and the Existing Note.

10.6. Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

10.7.Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws rules of the State of California or any other jurisdiction that would call for the application of the laws of any jurisdiction other than the State of California. Each party hereto hereby irrevocably consents, for itself and its legal representatives, partners, successors and assigns, to the exclusive jurisdiction of the Courts of the State of California for the limited purpose of any action or proceeding to interpret or enforce this Agreement, and further agrees that any action arising solely from or relating solely this Agreement shall be instituted and prosecuted only in the courts of the State of California located in the County of Los Angeles, and hereby waives any rights it may have to personal service of summons, complaint or other process in connection therewith, and agrees that service may be made by registered or certified mail to such party at its principal headquarters.

10.8. Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Secured Party of any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

10.9. Costs and Expenses. The Grantors jointly and severally agree to pay, on demand, whether or not any Grantor is in default under this Security Agreement and whether or not any proceeding to enforce this Security Agreement or the Obligations has been commenced, all of the Secured Party’s reasonable costs and expenses, including all reasonable fees and disbursements of the Secured Party’s legal counsel (including counsel who are the Secured Party’s employees), incurred in connection with the preparation and enforcement of this Security Agreement, the security interest granted by this Security Agreement, the receipt of proceeds of any Grantor’s Accounts or other Collateral under this Security Agreement, the care and preservation of the Collateral or the preparation of any requested amendments to this Security Agreement, modifications of this Security Agreement or waivers or consents in connection with this Security Agreement, or any intercreditor agreement negotiated with respect to any Additional Indebtedness incurred by the Company, up to a maximum of $30,000 in the case of amounts paid to outside counsel in connection with the negotiation, execution and delivery of this Security Agreement, the Purchase Agreement, the other Related Agreements, or any other agreements with respect to the issuance of Additional Indebtedness. Any such expenses so incurred by the Secured Party shall be charged to the Company’s account, shall be part of the Obligations and shall be secured by the Collateral. If any tax, assessment, charge, lien or claim is claimed or made with respect to the Collateral that in the Secured Party’s opinion may possibly create a valid obligation having priority over the security interest granted to the Secured Party by this Security Agreement, the Secured Party may, in its sole discretion and without notice to any Grantor, pay such taxes, assessments, charges, liens or claims, and the amount thereof shall be charged to the Company’s account, shall be part of the Obligations and shall be secured by the Collateral. Upon any Grantor’s failure to perform any of its duties under this Security Agreement, the Secured Party may, but shall not be obligated to, perform any or all of such duties, and such Grantor will pay to the Secured Party on its written demand an amount equal to the cash or out-of-pocket expense incurred by the Secured Party in so doing plus interest thereon from the date such expense is incurred until it is paid at a rate per annum equal to the highest rate of interest payable from time to time on the Obligations, and such amount shall be charged to the Company’s account, shall be part of the Obligations and shall be secured by the Collateral.

10.10. Amendments, Modifications and Waivers with Respect to Obligations. Each Grantor hereby consents that, without the necessity of any reservation of rights against it and without notice to or further assent by it, the liability of any other person or entity on or for any part of the Obligations, or any collateral security or guaranty therefor or right of offset with respect thereto, may from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released and any other collateral security document or guaranty or document delivered in connection therewith to which the Company or any other Grantor is not a party may be amended, modified, supplemented, restated or terminated, in whole or in part, as the Secured Party may deem advisable from time to time, and any collateral security or guaranty or right of offset at any time held for payment of the Obligations may be sold, waived, surrendered or released, all without the necessity of any reservation of rights against such Grantor and without notice to or further assent by such Grantor, and such Grantor will remain bound hereunder notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, restatement, termination, sale, exchange, waiver, surrender or release. Each Grantor waives any and all notice of or proof of reliance by the Secured Party on this Security Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Security Agreement, and all dealings between the Secured Party and the Company shall likewise be conclusively presumed to have been had or consummated in reliance on this Security Agreement. Each Grantor’s liability hereunder shall not be limited, diminished or affected by, and each Grantor hereby waives any defense based upon, the happening from time to time of any event, action or circumstance that would result in the release or discharge, under suretyship laws or otherwise, of a guarantor from the performance or observance of any obligation, covenant or agreement contained herein.

10.11. No Usury. Notwithstanding anything to the contrary contained herein, no provisions of this Security Agreement shall require the payment by or permit the collection of interest from the Company in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Security Agreement, or otherwise in connection with the transactions contemplated thereby, the provisions of this paragraph shall govern and prevail, and neither the Company nor the sureties, guarantors, successors or assigns of the Company shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant thereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by the Related Agreements; and, if the principal amount has been paid in full, any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Company and the Secured Party shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Obligations so that the interest for the entire term does not exceed the Maximum Rate. For the purposes of this Agreement, the “Maximum Rate” shall mean the maximum nonusurious interest rate from time to time allowed by applicable law as now, or to the extent allowed by law as may hereafter be, in effect in any jurisdiction in which the interest rate or laws are mandatorily applicable to the Company.

10.12. Rules of Construction.

10.12.1. Headings. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

10.12.2. Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

10.12.3. Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

10.12.4. Agreement Negotiated. The parties hereto are sophisticated and have been represented throughout this transaction by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive the effect of such laws and rules.

10.13. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Secured Party: Showtime Networks, Inc.

By	/s/ Joe Ianniello
Name: Joe Ianniello
Title: Senior Vice President and Treasurer

The Company: ProElite, Inc., a New Jersey corporation

By	/s/ Charles Champion
Name: Charles Champion
Title: CEO

SUBSIDIARY GRANTORS:

Real Sport, Inc., a California corporation

By	/s/ Kurt Brendlinger
Name: Kurt Brendlinger
Title: Secretary

ProElite.com, a California corporation

By	/s/ Kurt Brendlinger
Name: Kurt Brendlinger
Title: Secretary

EliteXC Live, a California corporation

By	/s/ Kurt Brendlinger
Name: Kurt Brendlinger
Title: Secretary

Signature Page to Security Agreement

King of the Cage, Inc., a California corporation

By	/s/ William Kelly
Name: William Kelly
Title: CEO

Signature Page to Security Agreement